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                                                               HEI EXHIBIT 23(A)


                              ACCOUNTANTS' CONSENT


The Board of Directors
Hawaiian Electric Industries, Inc.:


We consent to incorporation by reference in Amendment No. 1 to the Registration Statement (No. 333-72674) on Form S-3 of Hawaiian Electric Industries, Inc., registering 1,725,000 shares of common stock, of our report dated January 23, 2001, relating to the consolidated balance sheets of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2000, which report is incorporated by reference in the 2000 annual report on Form 10-K of Hawaiian Electric Industries, Inc. We also consent to incorporation by reference of our report dated January 23, 2001, relating to the financial statement schedules of Hawaiian Electric Industries, Inc. in the aforementioned 2000 annual report on Form 10-K, which report is included in said Form 10-K and to the reference to our firm under the headings "Selected Consolidated Financial Information" and "Experts" in the prospectus.



/s/ KPMG LLP


Honolulu, Hawaii
November 8, 2001